UNITED STATES              OMB APPROVAL
                SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549       OMB Number: 3235-0101
                                                      Expires:September 30, 1995
                               FORM 144               Estimated average burden
                                                      hours per response.....2.0

         NOTICE OF PROPOSED SALE OF SECURITIES                SEC USE ONLY
   PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933   Document Sequence No.

ATTENTION:  Transmit for filing 3 copies of this form      Cusip Number
            with either placing an order with a broker
            to execute sale or executing a sale            Work Location
            directly with a market maker

- ----------------------------------------------------------------------------------------------------------------------------------
||1(a) Name of Issuer                            |(b)IRS Ident. No.       |(c) S.E.C. File No.        |
|                                                |                        |                           |
|      Florida Business Bancgroup, Inc.          |   593517595            |      33-65101             |
|                                                |                        |                           |
- ----------------------------------------------------------------------------------------------------------------------------------
|(d) Address of Issuer               Street                   City                State      Zip Code | (e) Telephone No.          |
|                                                                                                     |----------------------------
|                                                                                                     | Area Code|   Number        |
|    2202 North West Shore Boulevard, Suite 150              Tampa                 Florida    33607   |   813    | 281-0009        |
|---------------------------------------|------------------------------------------------------------------------------------------
|2(a) Name of Person for whose account the |(b) IRS Ident. No.|(c) Relationship to|(d) Address Street    City    State Zip Code    |
|     Securities are to be sold            |                  |    Issuer         |                                                |
|                                          |                  |                   |100 N. Tampa Street,                            |
|     John C. Bierley                        ###-##-####         Director           Suite 2120           Tampa,   Florida  33602   |
------------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:The  person filing this notice  should  contact the issuer to obtain the IRS Identification Number and the SEC file Number

- ----------------------------------------------------------------------------------------------------------------------------------
|3(a)             |(b)                             |SEC USE ONLY|(c)           |(d)          |(e)         |(f)         |(g)        |
|    Title of the |   Name and Address of Each     |------------| Number of    |  Aggregate  | Number of  | Approximate|Name of    |
|    Class of     |   Broker Through Whom the      | Broker-    | Shares or    |   Market    | Shares or  |  Date of   |Each       |
|    Securities   |   Securities are to be Offered | Dealer File| Other Units  |    Value    | Other Units|     Sale   |Securities |
|    To Be Sold   |   or Each Market Maker who is  | Number     | to be Sold   |             | Outstanding|            |Exchange   |
|                 |   Acquiring the Securities     |            |              |             |            |            |           |
- ----------------------------------------------------------------------------------------------------------------------------------
|                 | Salomon Smith Barney           |            |              |             |            |            |           |
|    COMMON       | PO Box 769                                  | 5,000        | $50,000     |1,320,700   |   06/05/00 |   N/A     |
|                 | Tampa, FL  33601               |            |              |             |            |            |           |
- ----------------------------------------------------------------------------------------------------------------------------------
|    Warrants     |  Salomon Smith Barney          |            |              |             |            |            |           |
|  to purchase    |  PO Box 769                    |            | 5,000        | $0          |1,320,700   |   06/05/00 |   N/A     |
|  Common Stock   |  Tampa, FL  33601              |            |              |             |            |            |           |
- ----------------------------------------------------------------------------------------------------------------------------------
|                 |                                |            |              |             |            |            |           |
|                 |                                |            |              |             |            |            |           |
|                 |                                |            |              |             |            |            |           |
- ----------------------------------------------------------------------------------------------------------------------------------

                       TABLE I -  SECURITIES  TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:


- ----------------------------------------------------------------------------------------------------------------------------------
|Title of   |Date you |                                   | Name of Person from Whom Acquired |     Amount of     |Date of |Nature |
|the Class  |Acquired | Nature of Acquisition Transaction |                                   |Securities Acquired|Payment |of     |
|           |         |                                   |                                   |                   |        |Payment|
|---------- |---------|-----------------------------------|-----------------------------------|-------------------|--------|-------|
|           |         |                                   |                                   |                   |        |       |
| COMMON    | 10/08/99|   Purchased from issuer in initial|   Issuer  (Florida Business       |    20,000         |06/05/00| Cash  |
| STOCK     |         |   registered offering             |             Bancgroup, Inc.)      |                   |        |       |
|           |         |                                   |                                   |                   |        |       |
| Warrants  | 10/08/99|   Purchased from issuer in initial|                                   |                   |        |       |
|to purchase|         |   registered offering             |   Issuer  (Florida Business       |    20,000         |  N/A   | N/A   |
| Common    |         |                                   |              Bancgroup, Inc.)     |                   |        | trans-|
|  Stock    |         |                                   |                                   |                   |        |ferred |
|           |         |                                   |                                   |                   |        |  with |
|           |         |                                   |                                   |                   |        |common |
|           |         |                                   |                                   |                   |        | stock |
- ---------------------------------------------------------------------------------------------------------------------------------|

===============================================================================

               TABLE II - SECURITIES  SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.


- ----------------------------------------------------------------------------------------------------------------------------------
|                                                        |                                 |             |    Amount of   |Gross   |
|             Name and Address of Seller                 |      Title of Securities Sold   | Date of Sale| Securities Sold|Proceeds|
|----------------------------------------------------------------------------------------------------------------------------------|
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |   N/A                           |     N/A     |      N/A       |  N/A   |
|            N/A                                         |   (Florida Business BancGroup,  |             |                |        |
|                                                        |    Inc.)                        |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
- ---------------------------------------------------------------------------------------------------------------------------------|

REMARKS:

                    ATTENTION:

                    The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.




May 31, 2009        /s/ John C. Bierley
-----------------   ----------------------------------
Date of Notice          John C. Bierley